Exhibit 23.1

The Board of Directors
Geeknet, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-110841 on Form S-3 and registration statements No. 333-92409, No. 333-92391, No. 333-38766, No. 333-38768, No. 333-38874, No. 333-59096, No. 333-71944, No. 333-101965, No. 333-116778, No. 333-148056, No. 333-171522, No. 333-173813, No. 333-175192, No. 333-176741, and No. 333-182702 on Form S-8 of Geeknet, Inc. of our reports dated March 1, 2013, with respect to the consolidated balance sheets of Geeknet, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows, for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10‑K of Geeknet, Inc. Our report dated March 1, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that Geeknet, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment a material weakness in monitoring controls as it relates to the identification on a timely basis, of deficiencies in the operation of controls in the financial statement close process.

/s/ KPMG LLP

McLean, Virginia

March 1, 2013